UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2007

First Horizon National Corporation

(Exact Name of Registrant as Specified in its Charter)

TN	001-15185	62-0803242
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

165 Madison Avenue Memphis, TN	38103
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 523-4444

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Visa, Inc. (“Visa”) has announced that it has completed restructuring transactions in preparation for its initial public offering (“IPO”) planned for early 2008. On November 7, 2007, Visa announced that it had reached a settlement with American Express regarding certain litigation. The settlement is subject to certain conditions. First Horizon and other member banks have obligations to share in certain losses under various agreements with Visa in connection with this and certain other litigation matters against Visa proportionate to their membership interests. A portion of the proceeds from the IPO is expected to be used to fund an escrow for the American Express settlement and the other litigation matters. At this time, if the Visa IPO closes as planned, First Horizon anticipates that, in a future period, the proceeds from the IPO planned for the escrow should exceed First Horizon’s proportionate liability related to the American Express settlement.

This report contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, natural disasters, and items already mentioned in this report, as well as critical accounting estimates and other factors described in First Horizon’s recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

Item 8.01 Other Events

In light of recent accounting guidance related to the Visa settlement communicated by the Securities and Exchange Commission, First Horizon has determined that it expects to recognize pre-tax expense of approximately $19 million in the fourth quarter of 2007 related to its proportionate share of Visa’s settlement with American Express.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation (Registrant)

Date: November 15, 2007	By:	/s/ James F. Keen
Executive Vice President and Corporate Controller